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                            [U.S. TRUST LETTERHEAD]

                                                                      Exhibit 22

U.S.TRUST    February 18, 1998


             American Bankers Insurance Group, Inc.
             11222 Quail Roost Drive
             Miami, Florida 33157


             Attention: Mr. Arthur W. Heggen


                        Re: Engagement of U.S. Trust Company of California N.A.

             Gentlemen:

                   This letter agreement (the "Agreement") confirms the
              understanding and agreement between American Bankers Insurance Group, Inc. (the "Company") and U.S. Trust Company of California, N.A. ("U.S. Trust"), with respect to certain professional services to be provided by U.S. Trust in connection with the American Bankers Insurance Group Employee Stock Ownership Plan and the Retirement Plan and related Trusts (collectively, the "Plans").

                   1. U.S. Trust is being engaged by the Company to serve as an investment manager of the Company stock held by the Plans with respect to the tender offer made by Cendant (the "Tender Offer") and to the merger contemplated by the merger agreement entered into between American International Group, Inc. and the Company (the "Proposed Merger") (Collectively, the Merger and the Tender Offer will be referred as the "Proposed Transactions"). In performing the services contemplated hereunder, U.S. Trust confirms that it is a fiduciary, as defined in Section 3(21) of ERISA with respect to the Plans.

                   2. In its capacity as an investment manager with respect to the Plans, U.S. Trust responsibilities pursuant to this Agreement will be as follows:

                   (i) To conduct a due diligence review relating to the Tender Offer and the Proposed Merger;

                   (ii) To determine whether or not to tender pursuant to the Tender Offer all or some portion of the Company stock held by the Plans and if such decision is in the interest of the Plan participants, taking into consideration (A) the opinion of the independent financial advisor engaged by U.S. Trust as to the economic fairness of the Tender Offer, and (B) all requirements of the Plans and applicable law;

                   (iii) To timely respond to the Tender Offer accordingly;

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                                          American Bankers Insurance Group, Inc.
                                                               February 18, 1998

          (iv) To determine with respect to the vote relating to the Proposed Merger whether to accept the directions of participants with respect to the allocated shares under the Employee Stock Ownership Plan; and to vote the unallocated and undirected shares of the Company stock held under the Employee Stock Ownership Plan and all of the Company stock held by the Retirement Plan pursuant to the Proposed Merger, taking into consideration (x) the opinion of the independent financial advisor engaged by U.S. Trust as to the economic fairness of the Proposed Merger, and (y) all requirements of the Plans and applicable law;

          (v)  to timely respond to the Proposed Merger accordingly; and

          (vi) if the Proposed Merger is consummated, to determine whether to receive cash and/or AIG stock as consideration for the shares of Company stock held in the Plans.

          It is understood that in exercising its responsibilities pursuant to this Agreement, U.S. Trust will rely on the written opinion of Duff & Phelps LLC (the "Financial Advisor"), whether (i) the consideration received by the Plans pursuant to the Proposed Merger or the Tender Offer, respectively, constitutes fair market value; and (ii) the Proposed Merger or the Tender Offer, respectively, are fair and reasonable to the Plan from a financial point of view (the "Financial Opinion"). Although the fees and expenses incurred by U.S. Trust pursuant to this Agreement will be paid by the Company, it is understood that U.S. Trust's sole professional responsibilities are to the Plans and their participants.

          3. The Company will furnish or cause to be furnished to U.S. Trust or its Financial Advisor all current and historical financial and other information regarding the Company reasonably requested by U.S. Trust or its Financial Advisor in order for U.S. Trust to perform its obligations hereunder. The Company represents that the information which it provides will be accurate and complete in all material respects to the best of its officers' knowledge and it is understood that U.S. Trust will rely on the accuracy of that representation to carry out its responsibilities pursuant to this Agreement. U.S. Trust will keep all such information strictly confidential and will not use such information for any purpose other than as set forth herein.

          4. Except as otherwise required by paragraph 7, as compensation for the services to be rendered by U.S. Trust in connection with this Agreement, the Company will pay to U.S. Trust the sum of $300,000, to be paid in two installments. The first installment of $150,000 will be due on the date of the execution of this Agreement. The second installment of $150,000 will be due on the date U.S. Trust renders its final decision pursuant to the terms


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                                          American Bankers Insurance Group, Inc.
                                                               February 18, 1998



of this Agreement. No portion of the fee to U.S. Trust under this paragraph or reimbursement of its expenses under paragraph 5 hereof is contingent in any way upon the consummation of the Proposed Transactions or U.S. Trust's determinations with respect to the Proposed Transactions. In the event that the services contemplated by this Agreement extend beyond May 1, 1998, the parties agree to negotiate in good faith the terms of additional compensation for U.S. Trust.

     5. U.S. Trust will engage Jones Day Reavis & Pogue as its legal counsel to advise it in connection with the Proposed Transactions and the Company agrees to reimburse U.S. Trust for all reasonable legal fees of its legal counsel with respect to the matters described herein, plus the reasonable expenses of such counsel. The legal fees of counsel to U.S. Trust will be billed at such counsel's normal and customary (with no premium) hourly rats. The Company agrees to reimburse U.S. Trust promptly on a monthly basis, within ten (10) days of receipt of billing, for all reasonable legal fees and expenses and for all reasonable out-of-pocket expenses incurred by U.S. Trust, in connection with the services contemplated by this Agreement, including reasonable expenses for travel, lodging, communications, postage, long distance telephone, telecopy, duplicating and other incidentals. A final statement for legal fees and expenses will be submitted to and paid by the Company within 20 days after U.S. Trust renders its final decision pursuant to this Agreement. It is understood by the Company that legal counsel engaged by U.S. Trust will report to and consult solely with U.S. Trust and that the attorney-client privilege will be solely between such legal counsel and U.S. Trust. Because the timesheets and billing records of counsel engaged by U.S. Trust are protected by the attorney-client privilege or may be attorney work-product protected by the attorney-client privilege, U.S. Trust will review the billing records of its counsel and certify to the Company that the fees and expenses incurred by counsel are reasonable. However, timesheets and billing records of counsel will not be reviewed by, disclosed to or distributed to the Company.

     U.S. Trust will engage Duff & Phelps as its financial advisor in connection with the Proposed Transactions and the Company will pay Duff & Phelps the sum of $150,000 in two installments, plus reasonable out-of-pocket expenses. The first installment of $75,000 will be due on the date of the execution of this Agreement. The second installment of $75,000 will be due on the date U.S. Trust renders its final decision with respect to this Agreement. In the event that the services contemplated by this Agreement extend beyond May 1, 1998, the parties agree to negotiate in good faith the terms of additional compensation for Duff & Phelps.

     6. The Company and its successors, to the extent permitted by ERISA, will indemnify U.S. Trust and Duff & Phelps and hold them and each of their officers, directors, principals, shareholders, employees and attorneys (individually an "Indemnified Party"), harmless against any and all losses, claims, damages or liabilities, including reasonable legal fees and expenses, to which any Indemnified Party may become subject arising in any manner out of or in connection with the performance of their duties under this Agreement, except that


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                                       American Bankers Insurance Group, Inc.
                                                            February 18, 1998

such Indemnified Party will not be so indemnified if such losses, claims, damages or liabilities are finally adjudged by a court of competent jurisdiction, or are determined by any other legal proceeding mutually agreeable to the Company and the Indemnified Parties, to have resulted from their negligence or willful misconduct. In addition, the Company waives any rights or claims it may have against any Indemnified Party in connection with this Agreement, except to the extent such claims are based on the negligence or willful misconduct of such Indemnified Party. Pursuant to the foregoing indemnification, the Company will, upon notice, advance or pay promptly to or on behalf of any Indemnified Party, all attorneys' fees and other expenses and disbursements as they are incurred. For purposes of this Agreement, negligence shall be defined as acts or omissions that constitute a material departure from standards of ordinary care.

     If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding against the Indemnified Party by any person who is not a party (or an affiliate of a party) to this Agreement (a "Third Party Claim"), the Indemnified Party will give the Company reasonably prompt written notice thereof. The Company will have the right to participate in or, by giving written notice to the Indemnified party, to elect to assume the defense of any Third Party Claim at the Company's expense and by the Company's counsel (provided such counsel is reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

     If within ten (10) calendar days after giving notice of a Third Party Claim to the Company, the Indemnified Party receives written notice from the Company that the Company has elected to assume the defense of the Third Party Claim, the Company will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Company fails to take reasonable steps necessary to defend diligently such Third Party Claims within ten (10) calendar days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes the Company has failed to take such steps or if the Indemnified Party reasonably determines that it needs separate counsel based on a conflict of interest, the Indemnified Party may assume its own defense, and the Company will be liable for all reasonable legal fees, costs and expenses paid or incurred in connection therewith in accordance with the terms of this Agreement. Without the prior written consent of the Indemnified Party which will not be unreasonably withheld, the Company will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. Without the prior written consent of the Company which will not be unreasonably withheld, an Indemnified Party will not enter into any settlement of any Third Party Claim which would create any financial or other liability on the part of the Company.

     If during the period of, or subsequent to the termination of, this Agreement, any Indemnified Party is required to participate in any legal or other proceeding as a result of the


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                                          American Bankers Insurance Group, Inc.
                                                               February 18, 1998

services provided pursuant to this Agreement, the Company will compensate U.S. Trust or Duff & Phelps (or such Indemnified Party individually if such party is then no longer an employee of U.S. Trust or Duff & Phelps) for such services or time required at U.S. Trust's or Duff & Phelps per diem rates then in effect, plus any reasonable legal fees and out-of-pocket expenses incurred to the same extent and in the same manner as specified hereinabove. The Company will pay these sums within thirty (30) days of being billed; provided, however, that U.S. Trust or Duff & Phelps will promptly reimburse to the Company all amounts paid to an Indemnified Party pursuant to this Paragraph 6 in the event that the Indemnified Party is finally adjudged to have acted with negligence or willful misconduct with respect to professional services pursuant to this Agreement. In the event that costs are incurred by any party in enforcing this Agreement, the prevailing parties will be entitled to reimbursement from the other parties of all reasonable costs, including legal fees, so incurred.

     It is understood by the parties that the foregoing indemnification agreement is in addition to any indemnification provided by the Company under the Trust Agreement and will survive the termination for any reason of this Agreement and the termination for any reason of the services of U.S. Trust as investment manager or Duff & Phelps as Financial Advisor.

     7. The engagement of U.S. Trust under this Agreement may be terminated at any time by U.S. Trust or by the Company upon thirty (30) days' written notice to the other party or such shorter period of time as may be agreed upon by both parties. If this Agreement is unilaterally terminated by U.S. Trust, U.S. Trust's compensation under this Agreement will be determined by its hourly rates for services rendered up to and including the effective date of the termination. In the event that the Agreement is terminated by the Company, U.S. Trust shall be entitled to the sum of the installment payments then due under the terms of paragraph 4. In the event of termination of this Agreement for any reason, U.S. Trust will be entitled to receive within thirty (30) days of billing reimbursement for all reasonable legal and professional fees and all reasonable out-of-pocket expenses incurred by U.S. Trust through the effective date of termination not previously reimbursed and any reasonable expenses and legal fees incurred by U.S. Trust thereafter in successfully enforcing the terms of, or otherwise pursuant to, this Agreement.

     8. The individuals executing this Agreement for the parties hereto represent and warrant that they are authorized to enter into this Agreement.

     9. The provisions of this Agreement will inure to, and be binding upon, the successors and assigns of the Company and U.S. Trust, except that U.S. Trust will not assign its obligations to perform services hereunder to any other party without the prior written consent of the Company.

     10. The provisions of this Agreement represent the entire understanding of the parties with respect to the duties and responsibilities of U.S. Trust concerning its engagement by the Company and this Agreement supersedes all prior oral or written agreements or understandings between the parties concerning the subject matter of this Agreement.

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                                          American Bankers Insurance Group, Inc.
                                                               February 18, 1998


          11. This Agreement may be amended only by a written instrument executed by all parties hereto.

          12. The obligations of U.S. Trust and the Company are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person will be subject to any personal liability whatsoever in connection with this Agreement.

          13. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

          14. This Agreement will be effective upon execution and governed by and construed in accordance with the laws of the State of California.

          If the foregoing terms correctly reflect the understanding and agreement between the parties, please execute the three enclosed copies of this letter, and return two copies to the undersigned along with a check payable to U.S. Trust in the amount of $150,000 and a check payable to Duff & Phelps in the amount of $75,000.


                                        Very truly yours,

                                        U.S. TRUST COMPANY OF CALIFORNIA, N.A.


Dated: February 18, 1998                By: /s/ Norman P. Goldberg
      --------------------                  ---------------------------------
                                            Norman P. Goldberg
                                            Managing Director




                                        AGREE TO AND ACCEPTED

                                        AMERICAN BANKERS INSURANCE GROUP, INC.



Dated:                                  By: /s/ Arthur W. Heggen
      --------------------                  ---------------------------------
                                            Arthur W. Heggen
                                            Executive Vice President
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